Exhibit 99.1

Theseus Pharmaceuticals Announces Business Highlights and Reports Fourth

Quarter and Full Year 2022 Financial Results

THE-630 phase 1 preliminary dose-escalation data anticipated in Q2 2023; additional data including dose levels projected preclinically to provide pan-variant KIT coverage planned for Q4 2023

IND submission expected in Q4 2023 for THE-349 in EGFR-mutant NSCLC

BCR-ABL prioritized as third development program for patients with CML and Ph+ ALL; development candidate nomination expected by early 2024

Current cash runway projected into Q3 2025

Cambridge, Mass., March 9, 2022 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced business highlights and reported financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was a year of significant progress for Theseus across our growing pipeline. We initiated our first-in-human study for our lead candidate, THE-630, in advanced GIST; nominated THE-349 as the development candidate for our fourth-generation EGFR inhibitor program for patients with NSCLC; and made substantial progress across our discovery pipeline, culminating with the recent introduction of our third program, targeting BCR-ABL in patients with CML and Ph+ ALL,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “With a strong cash runway, we are poised to continue executing in 2023 as we anticipate two clinical readouts from the ongoing dose-escalation study of THE-630, the IND filing for THE-349, and continued progress across our preclinical and discovery programs.”

Recent Pipeline Highlights and Upcoming Expected Milestones:

THE-630 is a pan-variant tyrosine kinase inhibitor (TKI) of the receptor tyrosine kinase KIT, designed for patients with gastrointestinal stromal tumors (GIST) that have developed resistance to earlier lines of therapy.

●	Enrollment is ongoing for the phase 1 portion of the phase 1/2 dose-escalation and expansion clinical trial evaluating THE-630 in patients with advanced GIST, with all seven phase 1 sites open in the U.S. and accruing. Theseus is treating patients in cohort 6 of dose escalation as of March 9, 2022.
●	Theseus plans to present preliminary safety, pharmacokinetic (PK), and initial clinical activity data through cohort 6, as well as an analysis of circulating tumor DNA (ctDNA) data up to cohort 5, at a scientific conference in the second quarter of 2023.
●	Theseus plans to present follow-up data at a scientific conference in the fourth quarter of 2023, which is expected to include data from additional dose escalation cohorts, including cohorts 7 and 8, where Theseus expects to have reached the target systemic exposure for pan-variant KIT activity of 100 nanomolar (nM) average concentration (Cav).

THE-349 is a fourth-generation (4G) epidermal growth factor receptor (EGFR) TKI development candidate with activity against single-, double-, and triple-mutant EGFR variants, including T790M and C797X, found in EGFR-mutant non-small cell lung cancer (NSCLC) that has developed resistance to first- or later-line osimertinib.

●	In the third quarter of 2022, Theseus announced the nomination of THE-349 as the development candidate for its second development program, targeting EGFR-mutant NSCLC.
●	Preclinical data demonstrate THE-349 can potently inhibit all major classes of EGFR activating and resistance mutations observed in a post-first- or later-line osimertinib setting, possesses kinome and wild-type EGFR selectivity, and has central nervous system (CNS) activity.
●	Theseus expects to submit an Investigational New Drug Application (IND) for THE-349 to the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2023 and to initiate the clinical program as soon as possible thereafter, subject to clearance of the IND by the FDA.

BCR-ABL Program: Theseus is aiming to develop a potent and selective, next-generation, pan-variant BCR-ABL TKI candidate that optimizes the balance of safety and efficacy for patients with relapsed/refractory chronic myelogenous leukemia (CML) and patients with newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL).

●	In January 2023, Theseus announced the prioritization of a new TKI program targeting BCR-ABL in patients with relapsed/refractory CML and newly diagnosed Ph+ ALL.
●	Preclinically, Theseus lead molecules have shown a high degree of potency against BCR-ABL and clinically relevant resistance mutations, such as the T315I gatekeeper mutation, and substantial kinome selectivity.
●	Theseus expects to nominate a development candidate for this program by early 2024, with the goal of pursuing clinical development in patients with CML who have been previously treated with a second-generation (2G) TKI or have the T315I mutation, and in newly diagnosed patients with Ph+ ALL.

Business Highlights:

●	Theseus recently appointed three leaders to key positions, including Ron Knickerbocker, Ph.D., as Senior Vice President, Biometrics and Clinical Development Strategy; Shouryadeep “Deep” Srivastava, M.D., Ph.D., as Vice President, Clinical Development; and Ben Enerson as Vice President, Legal Affairs.

Fourth Quarter and Full Year Financial Results:

Cash Position: As of December 31, 2022, Theseus had cash, cash equivalents, and marketable securities of $211.8 million, as compared to $244.7 million as of December 31, 2021. Theseus expects its current cash, cash equivalents, and marketable securities to fund operations and capital expenditures into the third quarter of 2025 based on its current operating plan.

R&D Expenses: Research and development expenses were $10.4 million for the fourth quarter of 2022 and $35.7 million for the year ended December 31, 2022, as compared to $5.0 million for the fourth quarter of 2021 and $18.3 million for the year ended December 31, 2021. This year-over-year increase was primarily due to $9.6 million of increased employee-related costs driven by an increase in headcount, and $3.8 million of increased expenses for clinical and preclinical studies as Theseus continued to advance THE-630 and THE-349 in clinical and preclinical studies, respectively, as well as $2.8 million of increased expense for its discovery programs.

G&A Expenses: General and administrative expenses were $5.1 million for the fourth quarter of 2022 and $18.4 million for the year ended December 31, 2022, as compared to $3.6 million for the fourth quarter of 2021 and $9.0 million for the year ended December 31, 2021. This year-over-year increase was primarily due to $5.6 million of increased employee-related costs driven by an increase in headcount, as well as $3.8 million of increased professional fees and other general expenses driven by costs associated with operating as a growing public company.

Net Loss: Net loss was $13.7 million for the fourth quarter of 2022, as compared to a net loss of $8.7 million for the fourth quarter of 2021. Net loss was $50.6 million for the full year 2022, or a net loss per share of $1.31, as compared to a net loss of $27.3 million for the full year 2021, or a net loss per share of $2.84.

About Theseus Pharmaceuticals, Inc.

Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all classes of cancer-causing and resistance mutations that lead to clinically relevant variants in a particular protein in a given type of cancer. Theseus' lead product candidate, THE-630, is a pan-variant KIT inhibitor for the treatment of patients with advanced gastrointestinal stromal tumors (GIST), whose cancer has developed resistance to earlier lines of kinase inhibitor therapy. Theseus is also developing THE-349, a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797X-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC), and a pan-variant BCR-ABL inhibitor for the treatment of relapsed/refractory chronic myeloid leukemia (CML) and newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL). For more information, visit www.theseusrx.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "anticipate," "expect," "plan," "predict," "potential," “on track”, "seem," "outlook," "continue," "intend," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding: Theseus' strategy, future operations, prospects and plans, including statements regarding its cash runway; the structure and timing of its preclinical studies and clinical trials, expected milestones, market opportunity and sizing and objectives of management; the significance of results of preclinical studies of THE-349, including the ability of the development candidate to potentially inhibit EGFR variants and the outlook of the EGFR inhibitor program; expectations regarding the submission of an IND for THE-349; the timing for the presentation of preliminary data for THE-630 and significance of such results; Theseus' plans regarding the Phase 1/2 dose escalation and expansion clinical trial for THE-630 and its other programs and development candidates, including timing for enrollment of patients in such trials; and Theseus’ plans with respect to its third development program target, BCR-ABL, including the intention to nominate a development candidate for such program by early 2024.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important risks, uncertainties and other factors, including, but not limited to: uncertainties inherent in preclinical studies and clinical trials; risks and uncertainties regarding whether results from preclinical studies and clinical trials will be predictive of the results of future trials; risks related to the expected timing of submissions to regulatory authorities and timing for review by such regulatory authorities; risks and uncertainties related to the potential IND application for THE-349; risks related to market volatility and global economic conditions; and other risks, uncertainties and other factors such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q which will be on file with the SEC and available on the SEC's website at https://www.sec.gov/. However, new risk factors and uncertainties may emerge from time to time which may cause actual results to differ materially from those anticipated or implied by the forward looking statements in this press release, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact

Christen Baglaneas

Director, Corporate Communications & Investor Relations

Theseus Pharmaceuticals

857-706-4993

christen.baglaneas@theseusrx.com

Investor Contact

Josh Rappaport

Stern Investor Relations

212-362-1200

josh.rappaport@sternir.com

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$10,383	$5,022	$35,698	$18,328
General and administrative	5,096	3,637	18,388	9,008
Total operating expenses	15,479	8,659	54,086	27,336
Loss from operations	(15,479)	(8,659)	(54,086)	(27,336)
Other income, net	1,762	3	3,478	28
Net loss	$(13,717)	$(8,656)	$(50,608)	$(27,308)
Net loss per share attributable to common stockholders—basic and diluted	$(0.35)	$(0.24)	$(1.31)	$(2.84)
Weighted-average common stock outstanding—basic and diluted	38,703,777	35,877,802	38,490,104	9,631,818

Comprehensive loss:
Net loss	$(13,717)	$(8,656)	$(50,608)	$(27,308)
Other comprehensive loss:
Unrealized loss on investments	164	—	(386)	—
Total comprehensive loss	$(13,553)	$(8,656)	$(50,994)	$(27,308)

Theseus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	DECEMBER 31,
	2022	2021
Assets
Cash and cash equivalents	$94,605	$244,662
Short-term investments	103,374	—
Long-term investments	13,817	—
Other assets	10,651	6,267
Total assets	$222,447	$250,929
Liabilities and Stockholders' Equity
Liabilities	14,832	4,495
Stockholders’ equity	207,615	246,434
Total liabilities and stockholders' equity	$222,447	$250,929